                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

     Bachmann            Richard           A.
-------------------------------------------------------
    (Last)              (First)           (Middle)

    Energy Partners, LTD
    201 St. Charles Avenue, Suite 3400
-------------------------------------------------------
                   (Street)

    New Orleans           LA                70170
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
    March 1999


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    _____ Officer (Give title below)  _____ Other (specify below)

    _________________________________


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction        Code
                                         Date         -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------         -----------     ----    ---
Common Stock $6.25 par value          3/4/99          A       V
Common Stock $6.25 par value          3/24/99         A       V


                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount     (D)     Price
-----------------------------------   ------   -------   --------
Common Stock $6.25 par value          38       A        $16.6875
Common Stock $6.25 par value          33       A        $19.1250

                                                     6. Ownership
                                   5.  Amount of          Form
                                       Securities        Direct
                                      Beneficially       (D) or
                                        owned at        Indirect
1. Title of Security                  End of Month        (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value                            D
Common Stock $6.25 par value          1,678             D

                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value          ---
Common Stock $6.25 par value          ---



Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative           Date
       Security                   Security           (Mo/Day/Yr)
-----------------------------   ------------------   ------------
NONE                            ---                  ---

                                                   5.  Number of
                                                      Derivatives
                                                      Securities
                                                       Acquired
                                                        (A) or
                             4. Transaction            Disposed
                                   Code                 (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V        (A)   (D)
-----------------------------   ---------   ------    ----- -----
NONE                            ---         ---       ---   ---

                              6. Date Exer-
                                 ciasable and
                                 Expiration
                                 Date
                                 (Mo/Day/Yr)
                                 ------------------
                                 Date     Expira-
1. Title of Derivative           Exer-    tion
       Security                  cisable  Date
-----------------------------    -------  --------
NONE                             ---      ---

                               7. Title and Amount of
                                  Underlying Securities
                                  --------------------------------
1. Title of Derivative                            Amount or Number
      Security                    Title           of Shares
--------------------------       ---------------- ----------------
NONE                             ---              ---

                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
NONE                            ---                  ---

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
NONE                            ---                   ---


Explanation of Responses.
       - None -


Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


   Richard A. Bachmann                      April 8, 1999
-----------------------------              ------------------
Signature of Reporting Person                    Date


By: /s/ Nancy M. Snyder
    ------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer